Exhibit 99.02

WOODHEAD INDUSTRIES

Moderator: Philippe Lemaitre
April 29, 2005
10:00 a.m. CT

Operator:  Good morning and welcome to the Woodhead Industries 2005 fiscal second quarter conference call.

Before we begin, let me remind the audience that comments made during the conference call being held today, April 29th, 2005, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in the company’s Form 10-K and other SEC filings.

And now, let me introduce our host for today’s call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, sir.

Philippe Lemaitre:  Thank you, Cindy. Thank you and good morning everyone. We appreciate that you are joining us today to discuss our performance and financial results for our 2005 second quarter.

As usual, with me today is Bob Fisher, Vice President, Finance and Chief Financial Officer, and Joe Nogal, our Vice President and Treasurer/Controller, is also with us and is available to respond to your question at the end of the call.

        We are pleased to report solid results for our second quarter. With continued revenue growth, we were able to surpass our operating income objective for the quarter. And we are on track to meet our second half revenue and earning forecast.

        Second quarter sales were $56.4 million, up 11 percent compared to the same quarter last year. Income from operations for the quarter totaled $3.1 million, and net income was $1.3 million, or 11 cents per share. The 11 cents of EPS is net of 3 cents unfavorable foreign exchange and 3 cents, for Sarbanes-Oxley compliance. This compares to $2.5 million of income from operations, $1 million of net income and EPS of 8 cents in the second quarter of 2004.

        Our Connectivity business continues to accelerate as we again produced double-digit revenue growth driven by our initiatives started last year and strong worldwide demand. In total, Connectivity revenue was up 17 percent over the same period last year, with growth across all regions during the quarter.

        In constant dollars, sales were up 19 percent in North America, 6 percent in Europe and 26 percent in Asia. Specific drivers of this year-over-year increase were continued gains with OEM sensor manufacturers, automotive accounts and datacom and telecom customers.

        Our Electrical business showed significant improvement during the second quarter, after a difficult start to the year. Although revenue was down by 3 percent compared to the same period in 2004, it rose 18 percent compared to the first quarter of 2005. Furthermore, due to our quick response to the issues encountered in Q1, operating margins in the segment improved substantially to 11 percent in the second quarter, after coming in at only 3 percent during the first quarter.

        On the product front, we have seen increasing interest in several of our innovative new offerings. We recently participated in a very successful automation show in Hannover, Germany. There, we presented a strong message of our capabilities in the connectivity market segment and formally introduced our new Ultra-Lock™ connector system and a new family of I/O products. Reception to our message and product offering were very, very well received. In addition, at the show we closed a major new OEM account, which will begin shipping later this fiscal year.

Bob will now take you through the numbers in greater detail and review our results by business segment.

Robert Fisher:  Thank you, Philippe. As Philippe mentioned, second quarter consolidated revenues were $56.4 million, an increase of 11 percent year over year. Foreign exchange rate changes positively impacted sales by $1.2 million or 2 percent, when compared to the same quarter in 2004. The improvement in sales was wholly attributable to the solid performance in our Connectivity segment, which grew 17 percent, or 13 percent in constant dollars. Revenue in our Electrical segment was down slightly, falling 3 percent from the second quarter of 2004 levels, due to a $900,000 government order shipped last year.

        Income from operations totaled $3.1 million, and net income equaled $1.3 million or 11 cents per share for the second quarter. Included in the net income results was a negative foreign exchange impact caused by the strengthening of the U.S. dollar. This was worth 3 cents per share and is reported in the miscellaneous income and expense line. And we also had 3 cents per share of SOX-related expenses included in the operating expense line. These results compare to income from operations of $2.5 million and net income of $1 million, or 8 cents per share, in the second quarter of 2004.

        Revenues generated from international operations accounted for 46 percent of total revenue this quarter, up from 45 percent in the second quarter of 2004.

        Gross margin in the second quarter was 37 percent, down one point from last year’s second quarter, but up 2.6 points from the first quarter of 2005, with increases in both segments. The substantial improvement in our sequential quarterly gross margin rate is evidence of our success in remedying the issues that affected our first quarter performance in the Electrical business. We will continue to work on additional improvements and are confident that we are on track to meet our gross margin goal of 38 percent for our third quarter.

Operating expenses increased five percent from second quarter 2004 levels, to $17.7 million. The year-over-year increase is primarily explained by two factors: First,

foreign exchange rate changes increased operating expenses by $400,000. Second, weincurred $500,000 of costs associated with Sarbanes-Oxley in our effort to be fully compliant by the end of this fiscal year. We expect operating expenses to remain relatively flat over the next several quarters, resulting in improved operating leverage as sales continue to increase.

        In the Connectivity segment, second quarter sales were $42.5 million, up 17 percent from last year. Income from operations in this segment was $2.3 million. Last year, sales were $36.4 million, and income from operations was $800,000. In constant dollars, as Philippe noted, North American revenue was up 19 percent, Europe revenue rose 6 percent, and revenue in Asia climbed 26 percent.

        Electrical segment sales were $13.9 million in the second quarter, down 3 percent from the same period last year. This moderate decrease on a year-over-year basis was largely a result of government orders that were shipped during the second quarter of 2004. Second quarter 2005 income from operations was $1.6 million, compared to $1.8 million last year.

        Backlog increased two percent during the quarter to $19.4 million and has continued to increase this month, to $20.5 million as of last week. Accounts receivables increased to a higher level – due to the higher level of revenue during the quarter. But on a days sales outstanding measure, we remained flat compared to last quarter. Inventory turns increased almost one turn during the quarter, even as sales increased. And we continue to work diligently on improving this metric and expect further improvements going forward.

        Capital expenditures were $2.1 million in the quarter compared to depreciation of $2.9 million. We expect capital expenditure for the full year to be about $9 million to $10 million. Lastly, our tax rate for the quarter was 37 percent. And going forward, we expect the tax rate to be within a range of 35 to 37 percent.

Philippe will now provide some final thoughts and provide guidance for the remainder of the fiscal year.

Philippe Lemaitre:  Thank you, Bob. As I mentioned at the outset of this call, we are pleased to have reported a solid second quarter. As we look forward, we are encouraged by several aspects of our business and market position. With respect to our internal operations – we have developed improved processes and measures that have sharpened the focus across our entire organization.

With respect to our positioning in our markets – we’re seeing that the increased breadth of our producing offering, driven by innovative new product introductions, has strengthened our ability to satisfy customer needs. The extremely positive response we received at the recent automation show in Hannover, Germany is but one example of increased customer interest in our Connectivity solution.

        Based on this quarter’s performance and our outlook over the remainder of the fiscal year, we are reaffirming our second half revenue guidance of $120 million and earnings per share of about 50 cents. Achievement of these results should produce full-year revenue growth of 12 percent over last year, and EPS for the full year in the range of 70 to 72 cents.

Operator, we are now ready to take questions.

Operator:  Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us and will take as many questions as time permits. Once again, please press star one on your touch-tone telephone to ask a question at this time. And we will pause for just a moment.

And gentlemen, it appears we have no questions at this time. I’m sorry; we do have a question from Greg Weaver, of Kern Capital.

Greg Weaver:  Hi. Good morning.

Philippe Lemaitre:  Good morning, Greg.

Greg Weaver:  Glad to see the gross margin improvement there. Could you give us a little more flavor on the new OEM deal you talked about from the show in Germany; kind of, you know, I guess, what’s the dollar opportunity there, and maybe a little detail on the end market?

Philippe Lemaitre:  Well, it’s – the dollar opportunity is about $1 million per year. I cannot give you the name of the – the name of the company, of course. We don’t release that. The end market is – you know, these are people dealing in the automation supply. They have automation products, and they use cord set connectors and I/O’s quite a bit. So that’s the company.

Greg Weaver:  OK. And Bob, specifically on the Sarbanes-Oxley cost – what’s that translate into in dollars? And kind of where are we going to see that go forward?

Robert Fisher:  (So) we're forecasting about $2 of - $2 million of expenses for the full year, at this point.

Greg Weaver:  OK. I guess, the 3 cents - if you go back through the tax and all that, what's that translate back into in dollars for the quarter?

Robert Fisher:  For the quarter, it was $500,000.

Greg Weaver:  OK. So you're expecting it to stay at this level, then?

Robert Fisher:  Right, for the next two quarters.

Greg Weaver:  And - I guess, what was it last quarter?

Robert Fisher:  It was less than that; it was probably ...

Joe Nogal:  Actually, it was $100,000 in the first quarter, and $500,000 in the second. And we expect it to be about $700,000 per quarter in Qs three and four.

Greg Weaver:  OK. Great. That's it for me. Thank you.

Philippe Lemaitre:  Thanks, Greg.

Operator:  Thank you. As a reminder to our phone audience: If you would like to ask a question, please press star one on your touch-tone telephone at this time. And we have a question from Kevin Sarsany from Langenberg & Company.

Kevin Sarsany:  Hey, guys.

Philippe Lemaitre:  Morning, Kevin.

Kevin Sarsany:  That’s Sarsany, by the way.

Philippe Lemaitre:  (Thanks).

Kevin Sarsany:  I’m sorry, I was on a – on a call, and I might have missed this. But, you know, you’re reaffirming your second half guidance – could you help me out – and hopefully, somebody didn’t ask this already – kind of where you see that coming from? My models to get there – you know, I see a pretty big increase in the connectivity margins based on the 100 and, you know, 20 million estimate, and kind of a steady state for the electrical. So if you could help me out there, I’d appreciate it.

Robert Fisher:  So for the – for the full year, I mean, it’s about right. We expect year-over-year Electrical to be about flat, year over year. And all the growth is coming in the Connectivity business, but in all regions: North America, Europe and Asia.

Kevin Sarsany:  OK and the margin aspect? I mean, what’s going to drive the increase in margins to get to that guidance level?

Robert Fisher:  Performance: volume and improved performance.

Kevin Sarsany:  OK. All right. And did you talk about - the corporate expenses seemed to jump up?

Robert Fisher:  Most of the corporate expenses increase was due to SOX. And we expect that the operating expenses in Q3 and Q4 to be about equal to Q2.

Kevin Sarsany:  OK. And on a sequential basis, you had pretty good increase: I think it was about 16 percent in the top line. And you held your, you know, DSO's and inventory turns pretty good. Could you kind of talk about what was going on there?

Philippe Lemaitre:  Well, we improved our inventory turns by about one turn. We believe we can improve that more in the coming months or quarters. The DSO is ...

Robert Fisher:  DSO ...

Philippe Lemaitre:  ... probably going to remain at the same level.

Robert Fisher:  DSO will stay about the same level. We were able to improve the inventory turns, because frankly, the inventory turns had gone down as we were migrating product out of Kalamazoo into Juarez.

Kevin Sarsany:  OK. And that's over?

Robert Fisher:  Well, I mean, the migration is over. But we still believe that we've got opportunity to improve the turns.

Kevin Sarsany:  OK. All right. Thank you.

Philippe Lemaitre:  Thank you, Kevin.

Operator:  Thank you. As a final reminder if you would like to ask a question, please press star one at this time. And gentlemen, it appears we have no further questions.

Philippe Lemaitre:  Well, thank you very much. And we'll talk again next quarter. Goodbye.

Operator:  This will conclude today's conference. We'd like to thank you all again for your participation. And have a great day.

END